AGREEMENT FOR PURCHASE AND SALE OF LEASEHOLD INTEREST

EXPRESS SCRIPTS

THIS AGREEMENT ("Agreement") is made and entered into as of the Effective Date by and between AMERICAN REALTY CAPITAL II, LLC ("Buyer"), and 4400 N. HANLEY, LLC, a Delaware limited liability company ("Seller").

In consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.          Terms and Definitions. The terms listed below shall have the respective meaning given them as set forth adjacent to each term.

(a)          "Purchase Price" shall mean Forty-two Million Six Hundred Forty-two Thousand Four Hundred Eighty and No/100 Dollars ($42,642,480.00).

(b)          "Bonds" shall mean those certain Taxable Redevelopment Project Leasehold Revenue Bonds (4400 N. Hanley, LLC Project) Series 2011, authorized by ordinance of the County to be issued pursuant to a Trust Indenture dated January 1, 2011 between the County and UMB Bank, N.A., as trustee ("Trustee").

(c)          "Closing" shall mean the consummation of the transaction contemplated herein, which shall occur on the fifteenth (15th) day following the occurrence of all of the following (collectively, the "Completion of Construction"): (i) completion of construction of improvements on the Property and delivery to Buyer of the punch-list of work to be completed by landlord as required under the Lease as approved by Tenant (the "Punch-List"), (ii) Tenant accepting possession of the Property pursuant to the Lease, (iii) Tenant commencing actual payment of rent pursuant to the Lease, or, in the event that all other items necessary for Closing are in order, Seller may elect to close and pay to Buyer at Closing a prorated portion of the amount of the Base Rent for the first Lease Year on a Net Lease basis (as such terms are defined in the Lease), calculated from and including the Closing Date through but excluding the Rent Commencement Date (as defined in the Lease), (iv) the date on which Seller delivers to Buyer reasonable evidence of the completion of construction of improvements on the Property in accordance with Exhibit C to the Lease (the "Work Letter"), including the issuance and delivery to Buyer (or, as required by the Lease, to Tenant) of all permits, approvals and a certificate of occupancy (or temporary certificate of occupancy) required for the lawful occupancy of the Property and use thereof for the purposes contemplated by Tenant. Neither party will need to be present at Closing, it being anticipated that the parties will deliver all Closing documents and deliverables to Escrow Agent prior to the date of Closing.

(d)          "County Lease" shall mean that certain Lease Agreement dated as of January 1, 2011 by and between St. Louis County, Missouri (as lessor, the "County"), and Seller (as lessee) covering the Leased Premises.

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(e)          "Due Diligence Period" shall mean the period beginning upon the Effective Date and extending until 11:59 PM EST on the end of the date that is thirty calendar (30) days thereafter; provided, however, in the event Seller fails to deliver the Due Diligence Materials (as defined below) on or prior to the date required pursuant to Section 6(b) hereof, the Due Diligence Period shall be extended by one (1) calendar day for each day that passes thereafter.

(f)          "Earnest Money" shall mean One Million Dollars ($1,000,000.00). The Earnest Money shall be delivered to Escrow Agent within three (3) business days after the Effective Date. The Earnest Money shall be deposited by Buyer in escrow with Escrow Agent, to be applied as part payment of the Purchase Price at the time the sale is closed, or disbursed as agreed upon in accordance with the terms of this Agreement.

(g)          "Effective Date" The date that is one (1) business day after the date of the last execution of this Agreement by both Seller and Buyer.

(h)          "Escrow Agent" shall mean Chicago Title Insurance Company, Suite 1325, 1515 Market Street, Philadelphia, PA 19102-1930, Attention: Edwin G. Ditlow, Telephone: 215-875-4184; Telecopy: 215-732-1203; E-Mail: ditlowE@ctt.com. The parties agree that the Escrow Agent shall be responsible for (x) organizing the issuance of the Title Commitment (as defined below) and the Title Policy (as defined below), (y) preparation of the closing statement, and (z) collections and disbursement of the funds.

(i)          "IDB Documents" shall mean the County Lease, the Performance Agreement, and the Bonds.

(j)          "Performance Agreement" shall mean that certain Performance Agreement dated January 1, 2011 regarding the issuance of leasehold revenue bonds pursuant to Chapter 99.835 Mo. Rev. Stat. for the Leased Premises and entered into by Seller in connection with the County Lease.

(k)          "Lease" shall mean that certain lease dated as of January 28, 2011 between Seller, as landlord, and Express Scripts, Inc., a Delaware corporation as tenant ("Tenant"), as same may be amended.

(1)         "Leased Premises" that certain real property leased to Seller pursuant to the County Lease as more particularly described on Exhibit A attached hereto and incorporated herein.

(m)          "Permitted Exceptions" shall mean all matters shown in the Title Commitment with respect to which (i) Buyer fails to object prior to the expiration of the Due Diligence Period, and (ii) Buyer accepts in writing after providing its written notice of Objection and Seller does not commit to remove or cure same pursuant to Section 6(a) hereof; provided, however, the term "Permitted Exceptions" shall not include any mechanic's lien or any monetary lien, or any deeds of trust, mortgages, or other loan documents secured by the Property (collectively, "Liens"), and Seller shall be required to release and discharge any Liens at or prior to Closing.

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(n)          "Property" shall mean (a) all of Seller's right, title and interest in and to the County Lease, together with all buildings, facilities and other improvements situated on the Leased Premises (collectively, the "Improvements"); (b) all right, title and interest of Seller as "landlord" under the Lease and all security deposits (if any) that Seller is holding pursuant to the Lease; (c) all right, title and interest of Seller, if any, in all machinery, furniture, equipment and items of personal property of Seller attached or appurtenant to, located on or used in the ownership, use, operation or maintenance of the Property or the Improvements (collectively, the "Personalty"); (d) all right, title and interest of Seller, if any, to any unpaid award for (1) any taking or condemnation of the Property or any portion thereof, or (2) any damage to the Property or the Improvements by reason of a change of grade of any street or highway; (e) all easements, licenses, rights and appurtenances relating to any of the foregoing; and (f) all right, title and interest of Seller in and to any warranties, tradenames, logos (including any federal or state trademark or tradename registrations), or other identifying name or mark now used in connection with the Ground Lease and/or the Improvements, but expressly excluding any such property to the extent owned by Tenant (the "Intangible Property"). The "Property" does not include the fee simple interest in the Leased Premises and Buyer's only rights therein shall be pursuant to Seller's assignment of Seller's interest under the County Lease to Buyer.

(o)          "Seller's Notice Address" shall be as follows, except as same may be changed pursuant to the Notice section herein:

4400 N. Hanley, LLC

do Wells Fargo Securities, LLC

One Wachovia Center

301 South College Street

MAC D1053-082

Charlotte, NC 28288

Attn: Matt McCoy and Doug Hart

Tel. No.: (704) 715-8383 Fax No.: (704) 715-0065

Email: matt.mccoy@wellsfargo.com

(p)          "Buyer's Notice Address" shall be as follows, except as same may be changed pursuant to the Notice section herein:

William Kahane

American Realty Capital II, LLC

405 Park Avenue, 15th Floor

New York, NY 10022

Tel. No.: (215) 887-3054

Fax No.: (646) 861-7751

Email: wkahane@arlcap.com

and to:

Jesse Galloway

American Realty Capital II, LLC

405 Park Avenue, 15th Floor

New York, NY 10022

Tel. No.: (212) 415-6516

Fax No.: (646) 861-7751

Email: jgalloway@arlcap.com

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and Due Diligence Materials (if provided by email) to:

duediligence@arlcap.com

with hard copies and/or cds to:

James A. (Jim) Mezzanotte

American Realty Capital, LLC

202 E Franklin Street

Monroe, NC 28112

Tel. No.: (212) 415-6570

Fax No.: (212) 415-6507

Email: jmezzanotte@arlcap.com

2.           Purchase and Sale of the Property. Subject to the terms of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property for the Purchase Price set forth below.

3.           Purchase Price. The purchase price ("Purchase Price") to be paid by Buyer to Seller for the Property shall be paid by wire transfer of immediately available funds to Escrow Agent, at the time of Closing, or as otherwise agreed to between Buyer and Seller.

4.           Proration of Expenses and Payment of Costs and Recording Fees.

(a)          All real estate taxes, rollback taxes, personal property taxes, water and sewer use charges, and any other charges and assessments constituting a lien on the Property (collectively "Taxes and Assessments") due and payable on or before the Closing Date shall be remitted to the collecting authorities or to the Escrow Agent by Seller prior to or at Closing.

(b)          All rents shall be prorated as of the Closing Date with Buyer being credited for rent attributable to the day of Closing.

(c)          Seller and Buyer each shall pay one-half of all reasonable escrow fees charged by Escrow Agent.

(d)          Seller shall pay or be charged with the following costs and expenses in connection with this transaction which costs shall be referred to as "Seller's Closing Costs":

(i)          100% of all Owner's Title Insurance policy premiums, including search costs but excluding any endorsements issued in connection with such policies;

(ii)         Transfer taxes and conveyance fees on the sale and transfer of the Property, including all costs and expenses, if any, of the County in the transfer of the IDB Documents to Buyer.

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(iii)        All fees relating to the granting, executing and recording of the Deed for the Property and for any costs incurred in connection with the release of existing debt, including, but not limited to, prepayment penalty fees and recording fees for documents providing for the release of the applicable Property from the existing debt.

(e)           Buyer shall pay or be charged with the following costs and expenses in connection with this transaction, which costs shall be referred to as "Buyer's Closing Costs":

(i)          All Title Insurance policy premiums for any endorsements issued in connection with such policies;

(ii)         All costs and expenses in connection with Buyer's financing, including appraisal, points, commitment fees and the like and costs for the filing of all documents necessary to complete such financing and related documentary stamp tax and intangibles tax; and

(iii)        Buyer shall pay for the cost of its own Phase I environmental study and due diligence investigations.

(e)           Each party shall pay its own legal fees incidental to the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

5.           Title. At Closing, Seller agrees to convey the Property to Buyer pursuant to the IDB Assignment (as defined below), subject only to the Permitted Exceptions.

6.           Examination of Property. Seller and Buyer hereby agree as follows:

(a)          Title Defects. Buyer shall order a title commitment (the "Title Commitment") for the Property from Escrow Agent promptly after the Effective Date. If the Title Commitment discloses exceptions to title which Buyer finds to be objectionable, Buyer shall provide Seller with written notice of its objection to any such title exception (each, an "Objection") prior to the expiration of the Due Diligence Period, and Seller shall have five (5) business days from the date of such notice to agree to have each Objection removed prior to Closing, or to have the title insurer commit to insure over such Objection or to correct each such other matter. If Seller does not commit to remove or cure such Objection as aforesaid, Buyer may elect as its sole and exclusive remedy in such event, to either (i) terminate this Agreement, in which case the Earnest Money shall be returned to Buyer, whereupon this Agreement shall be null and void and of no further force and effect, or (ii) elect to accept title to the Property subject to such unresolved or uncured Objection, whereupon such Objection shall be deemed an additional Permitted Exception. If Buyer fails to make either such election, Buyer shall be deemed to have elected to terminate this Agreement and receive a return of the Earnest Money. After the expiration of the Due Diligence Period, if any new exception to title not revealed in the Title Commitment is discovered by Buyer or by the Escrow Agent and is added to the Title Commitment by the Escrow Agent at or prior to Closing, Buyer shall have until the earlier of (i) ten (10) days after the Buyer's receipt of the updated, revised Title Commitment showing the new title exception, together with a legible copy of any such new matter, or (ii) the date of Closing, to provide Seller with written notice of its new Objection. If Seller does not commit to remove or cure such Objection as aforesaid, Buyer may elect as its sole and exclusive remedy in such event, to either (i) terminate this Agreement, in which case the Earnest Money shall be returned to Buyer, and neither party shall have any further obligation hereunder, except as otherwise expressly set forth herein, or (ii) elect to accept title to the Property subject to such unresolved or uncured new Objection, whereupon such new Objection shall be deemed an additional Permitted Exception.

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(b)          Delivery of Due Diligence Materials. Within five (5) calendar days following the Effective Date, Seller shall provide to Buyer copies of the following documents and materials pertaining to the Property to the extent within Seller's possession or reasonably obtainable by Seller or Seller's counsel (the "Due Diligence Materials"): (A) a complete copy of the Lease and all amendments thereto and copies of all material correspondence relating thereto; (B) complete copies of the IDB Documents, (C) a copy of all surveys and site plans of the Property; (D) a copy of all environmental and zoning reports for the Property (E) a copy of all architectural plans and specifications and construction drawings for improvements to be located on the Property; (F) a copy of Seller's most recent title insurance commitment or owner's title policy relating to the Property; (G) all service contracts and insurance policies which affect the Property, if any.

(c)          Inspections. Upon Buyer's receipt of Seller's consent and subject to the rights of Tenant under the Lease, during the term of this Agreement, Buyer, its agents and designees, shall have the right to enter the Property for the purposes of reasonable inspections, soil tests (if warranted), making surveys, mechanical and structural engineering studies, inspecting construction, and conducting any other investigations and inspections as Buyer may reasonably request to assess the condition and suitability of the Property; provided, however, that such activities by or on behalf of Buyer on the Property shall not damage the Property nor interfere with construction on the Property or the conduct of business by Tenant under the Lease; and provided further, however, that Buyer shall indemnify and hold Seller harmless from and against any and all claims or damages to the extent resulting from the activities of Buyer on the Property, and Buyer shall repair any and all damage caused, in whole or in part, by Buyer and return the Property to its condition prior to such damage, which obligation shall survive Closing or any termination of this Agreement. Seller shall reasonably cooperate with the efforts of Buyer and the Buyer's representatives to inspect the Property. Upon the Effective Date, Seller shall provide Buyer with the name of a contact person(s) for the purpose of arranging site visits. Buyer shall give Seller reasonable written notice (which in any event shall not be less than two (2) business days) before entering the Property, and Seller may have a representative present during any and all examinations, inspections and/or studies on the Property. After the Effective Date, Buyer shall be permitted to speak with Tenant (and/or Tenant's outside counsel) via telephone conference in connection with the documentation to be delivered by Tenant pursuant to Section 13 hereof, provided Matt McCoy, or another individual designated by Seller, is present for any such telephone conference.

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(d)          Termination Right. Buyer shall have the unconditional right, for any reason or no reason, to terminate this Agreement by giving written notice thereof to Seller prior to the expiration of the Due Diligence Period, in which event this Agreement shall become null and void, Buyer shall receive a refund of the Earnest Money, and all rights, liabilities and obligations of the parties under this Agreement shall expire, except as otherwise expressly set forth herein; provided, however, in the event Buyer does not terminate this Agreement prior to the expiration of the Due Diligence Period, the Earnest Money shall be non-refundable, except (i) in the event the closing conditions outlined in Section 13 have not been met by the Closing Date (as same may be extended pursuant to the terms of this Agreement), or (ii) in the event of an uncured Seller default pursuant to Section 9(b) of this Agreement.

(e)          No later than thirty-five (35) days prior to the Closing Seller shall request an Estoppel Certificate in the form attached hereto as Exhibit F (the "Tenant Estoppel Certificate"). Seller shall simultaneously provide Purchaser with a copy of such request and proof of delivery to Tenant.

(f)          Seller shall use good faith efforts to obtain estoppel certificates with respect to reciprocal easement agreements, if any, as may be reasonably requested by Buyer.

7.           Risk of Loss/Condemnation. Upon an occurrence of a casualty, condemnation or taking, Seller shall notify Buyer in writing of same. Until Closing, the risk of loss or damage to the Property, except as otherwise expressly provided herein, shall be borne by Seller. In the event all or any portion of the Property is damaged in any casualty or condemned or taken (or notice of any condemnation or taking is issued) so that: (a) Tenant has a right of termination or abatement of rent under the Lease, or (b) with respect to any casualty, if the cost to repair such casualty would exceed $50,000, or (c) with respect to any condemnation, any Improvements or access to the Property or more than five percent (5%) of the Property is (or will be) condemned or taken, then, Buyer may elect to terminate this Agreement by providing written notice of such termination to Seller within ten (10) business days after Buyer's receipt of notice of such condemnation, taking or damage, upon which termination the Earnest Money shall be returned to the Buyer and neither party hereto shall have any further rights, obligations or liabilities under this Agreement, except as otherwise expressly set forth herein. With respect to any condemnation or taking (of any notice thereof), if Buyer does not elect to cancel this Agreement as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Buyer at the Closing the rights of Seller to the awards, if any, for the condemnation or taking, and Buyer shall be entitled to receive and keep all such awards. With respect to a casualty, if Buyer does not elect to terminate this Agreement or does not have the right to terminate this Agreement as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Buyer at the Closing the rights of Seller to the proceeds under Seller's insurance policies covering such Property with respect to such damage or destruction (or pay to Buyer any such proceeds received prior to Closing) and pay to Buyer the amount of any deductible with respect thereto, and Buyer shall be entitled to receive and keep any monies received from such insurance policies.

8.           Earnest Money Disbursement. The Earnest Money shall be held by Escrow Agent, in trust, and disposed of only in accordance with the following provisions:

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(a)          If the Closing occurs, Escrow Agent shall deliver the Earnest Money to, or upon the instructions of, Seller and Buyer on the Closing Date to be applied as part payment of the Purchase Price. If for any reason the Closing does not occur, Escrow Agent shall deliver the Earnest Money to Seller or Buyer only upon receipt of a written demand therefor from such party, subject to the following provisions of this clause (a). Subject to the last sentence of this clause (a), if for any reason the Closing does not occur and either party makes a written demand (the "Demand") upon Escrow Agent for payment of the Earnest Money, Escrow Agent shall give written notice to the other party of the Demand within one business day after receipt of the Demand. If Escrow Agent does not receive a written objection from the other party to the proposed payment within five (5) business days after the giving of such notice by Escrow Agent, Escrow Agent is hereby authorized to make the payment set forth in the Demand. If Escrow Agent does receive such written objection within such period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court. Notwithstanding the foregoing provisions of this clause if Buyer delivers a notice to Escrow Agent stating that Buyer has terminated this Agreement on or prior to the expiration of the Due Diligence Period, then Escrow Agent shall immediately return the Earnest Money to Buyer without the necessity of delivering any notice to, or receiving any notice from Seller; provided, however, in the event Buyer does not terminate this Agreement prior to the expiration of the Due Diligence Period, the Earnest Money shall be non-refundable, except (i) in the event the closing conditions outlined in Section 13 have not been met by the Closing Date (as same may be extended pursuant to the terms of this Agreement), or (ii) in the event of an uncured Seller default pursuant to Section 9(b) of this Agreement.

(b)          The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties, and that Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any liabilities (including reasonable attorneys' fees, expenses and disbursements) incurred by Seller or Buyer resulting from Escrow Agent's mistake of law respecting Escrow Agent scope or nature of its duties. Seller and Buyer shall jointly and severally indemnify and hold Escrow Agent harmless from and against all liabilities (including reasonable attorneys' fees, expenses and disbursements) incurred in connection with the performance of Escrow Agent's duties hereunder, except with respect to actions or omissions taken or made by Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of Escrow Agent. Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that Escrow Agent has received and shall hold the Earnest Money in escrow, and shall disburse the Earnest Money pursuant to the provisions of this Section 8.

9.           Default

(a)          In the event that Seller is ready, willing and able to close in accordance with the terms and provisions hereof, and Buyer defaults in any of its obligations undertaken in this Agreement, Seller shall be entitled to, as its sole and exclusive remedy to either: (i) if Buyer is willing to proceed to Closing, waive such default and proceed to Closing in accordance with the terms and provisions hereof; or (ii) declare this Agreement to be terminated, and Seller shall be entitled to immediately receive all of the Earnest Money as liquidated damages as and for Seller's sole remedy. Upon such termination, neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly provided herein. Seller and Buyer agree that (a) actual damages due to Buyer's default hereunder would be difficult and inconvenient to ascertain and that such amount is not a penalty and is fair and reasonable in light of all relevant circumstances, (b) the amount specified as liquidated damages is not disproportionate to the damages that would be suffered and the costs that would be incurred by Seller as a result of having withdrawn the Property from the market, and (c) Buyer desires to limit its liability under this Agreement to the amount of the Earnest Money paid in the event Buyer fails to complete Closing. Seller hereby waives any right to recover the balance of the Purchase Price, or any part thereof, and the right to pursue any other remedy permitted at law or in equity against Buyer. In no event under this Section or otherwise shall Buyer be liable to Seller for any punitive, speculative or consequential damages.

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(b)          In the event Seller defaults in the performance of its delivery obligations pursuant to Section 10 of this Agreement (a "Seller Default"), or one of the Closing Conditions (as defined below) has not been satisfied by Closing, and Seller fails to cure such Seller Default(s), or cause the satisfaction of the unsatisfied Closing Condition(s) within ten (10) business days after receipt of written notice from Buyer, then Buyer may, as its sole and exclusive remedy: (i) waive any unsatisfied Closing Condition and/or Seller Default and proceed to Closing in accordance with the terms and provisions hereof; (ii) terminate this Agreement by delivering written notice thereof to Seller no later than Closing, upon which termination the original amount of Earnest Money shall be refunded to Buyer, (and in the case of a Seller Default only, Seller shall pay to Buyer the out-of-pocket costs and expenses incurred by Buyer in connection with this Agreement, not to exceed $15,000.00), which return and payment, if any, shall operate to terminate this Agreement and release Seller and Buyer from any and all liability hereunder, except those which are specifically stated herein to survive any termination hereof; or (iii) enforce specific performance of this Agreement for (A) any Seller Default or (B) Seller's failure to deliver a Tenant Estoppel Certificate or evidence of delivery of the request therefore in the event Tenant fails to deliver it.

10.          Closing. The Closing shall consist of the execution and delivery of documents by Seller and Buyer, as set forth below, and delivery by Buyer to Seller of the Purchase Price in accordance with the terms of this Agreement. Seller shall deliver to Escrow Agent for the benefit of Buyer at Closing the following executed documents:

(a)          The Assignment, Assumption, and Release Agreement (the "IDB Assignment") in the form attached hereto as Exhibit B, assigning all of Seller's right, title, interest and obligations in the IDB Documents and the leasehold interest in the Property to Buyer;

(b)          an Assignment and Assumption of Lease and Security Deposits, in the form attached hereto as Exhibit C;

(c)          a Bill of Sale in the form attached hereto as Exhibit D;

(d)          an Assignment of Contracts, Permits, Licenses and Warranties in the form of Exhibit E;

(e)          a settlement statement setting forth the Purchase Price, all proration's and other adjustments to be made pursuant to the terms hereof, and the funds required for Closing as contemplated hereunder;

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(0           all transfer tax statements, declarations and filings as may be necessary or appropriate for purposes of recordation of the deed;

(g)         good standing certificates and corporate resolutions or member or partner consents of the Seller, as applicable, to evidence the authority of Seller to transfer and sell the Property to the Buyer;

(h)         to the extent not previously delivered to Buyer, the Lease and any amendments, bearing the original signatures of the landlord and tenant thereunder, or a copy thereof bearing an original certification of Tenant confirming that the copy is true, correct and complete;

a certificate pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, or the regulations issued pursuant thereto, certifying the non foreign status of Seller;

an owner's title affidavit as to mechanics' liens and possession and other matters in customary form reasonably acceptable to Buyer and Escrow Agent; and

(k)          letter to Tenant in form of Exhibit G attached hereto;

At Closing, Buyer shall instruct Escrow Agent to deliver the Earnest Money to Seller which shall be applied to the Purchase Price, shall deliver the balance of the Purchase Price to Seller and shall execute and deliver execution counterparts of the closing documents referenced in clauses (b) and (f) above. Buyer shall have the right to advance the Closing upon five (5) days prior written notice to Seller; provided that all conditions precedent to both Buyer's and Seller's respective obligations to proceed with Closing (including, but not limited to, Completion of Construction) under this Agreement have been satisfied (or, if there are conditions to a party's obligation to proceed with Closing that remain unsatisfied, such conditions have been waived by such party). Notwithstanding Completion of Construction, Buyer shall have a one time right to extend the Closing for up to fifteen (15) days upon written notice to Seller to be received by Seller on or prior to the date scheduled for the Closing. In the event Completion of Construction has not occurred on or before February 29, 2012, then Buyer shall have the absolute right to terminate this Agreement, at which time the Escrow Agent shall return the entire Earnest Money to Buyer whereupon this Agreement shall be null and void and of no further force and effect and neither party shall have any further obligation hereunder. The Closing shall be held through the mail by delivery of the closing documents to the Escrow Agent on or prior to the Closing or such other place or manner as the parties hereto may mutually agree.

11.         Representation by Seller. For the purpose of inducing Buyer to enter into this Agreement and to consummate the sale and purchase of the Property in accordance herewith, Seller makes the following representations and warranties to Buyer as of the date hereof and as of the Closing Date:

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(a)          Seller is duly organized (or formed), validly existing and in good standing under the laws of its state of organization, and to the extent required by law, the State in which the Property is located. Seller has the power and authority to execute and deliver this Agreement and all closing documents to be executed by Seller, and to perform all of Seller's obligations hereunder and thereunder. Neither the execution and delivery of this Agreement and all closing documents to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of Seller or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller is bound;

(b)          Seller has not received any written notice of any current or pending litigation, condemnation proceeding or tax appeals affecting Seller or the Property and Seller does not have any knowledge of any pending litigation or tax appeals against Seller or the Property; Seller has not initiated, nor is Seller participating in, any action for a change or modification in the current subdivision, site plan, zoning or other land use permits for the Property;

(c)          Seller has not entered into any contracts, subcontracts or agreements affecting the Property which will be binding upon Buyer after the Closing other than the Lease;

(d)          Except for violations cured or remedied on or before the date hereof, Seller has not received any written notice from (or delivered any notice to) any governmental authority regarding any violation of any law applicable to the Property and Seller does not have knowledge of any such violations;

(e)          Seller owns the leasehold interest in the Property free and clear of all liens and encumbrances except for Permitted Exceptions and Seller is the sole owner of the entire lessor's interest in the Lease. The Property constitutes one or more separate tax parcels (a "Separate Tax Parcel") for purposes of ad valorem taxation, or if not a Separate Tax Parcel, such designation has been applied for with the appropriate taxing authority;

(f)          (i) no brokerage or leasing commissions or other compensation is or will be due or payable to any person, firm, corporation or other entity with respect to or on account of the current term of the Lease or any extension or renewal thereof; (ii) Attached hereto as Exhibit H is a true, correct and complete copy of the Lease;

(g)          There are no occupancy rights, leases or tenancies affecting the Property other than the Lease. Neither this Agreement nor the consummation of the transactions contemplated hereby is currently subject to any first right of refusal or other purchase right in favor of any other person or entity; and apart from this Agreement, Seller has not entered into any written agreements for the purchase or sale of the Property, or any interest therein which has not been terminated;

(h)          The transactions contemplated hereby either (i) will not constitute a sale of all or substantially all the assets of Seller, or (ii) if such transaction does constitute a sale of all or substantially all the assets of any Seller, Seller shall provide to Buyer at Closing an excise tax lien waiver or such other reasonably obtainable instruments evidencing compliance with laws or payment of taxes to the extent required by the law of the relevant state, or an indemnification from a party reasonably acceptable to Buyer for any resulting liability with respect to the period prior to the Closing; and

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(i)          To Seller's knowledge, except as set forth in the environmental reports previously delivered by Seller to Buyer, no hazardous substances have been generated, stored, released, or disposed of on or about the Property in violation of any law, rule or regulation applicable to the Property which regulates or controls matters relating to the environment or public health or safety (collectively, "Environmental Laws"). Seller has not received any written notice from (nor delivered any notice to) any federal, state, county, municipal or other governmental department, agency or authority concerning any petroleum product or other hazardous substance discharge or seepage. For purposes of this Subsection, "hazardous substances" shall mean any substance or material which is defined or deemed to be hazardous or toxic pursuant to any Environmental Laws. To Seller's knowledge, there are no underground storage tanks located on the Property.

The representations and warranties of Seller shall survive Closing for a period of six (6) months.

12.          Representations by Buyer. Buyer represents and warrants to, and covenants with, Seller as follows:

(a)          Buyer is duly formed, validly existing and in good standing under the laws of Delaware, is authorized to consummate the transaction set forth herein and fulfill all of its obligations hereunder and under all closing documents to be executed by Buyer, and has all necessary power to execute and deliver this Agreement and all closing documents to be executed by Buyer, and to perform all of Buyer's obligations hereunder and thereunder. This Agreement and all closing documents to be executed by Buyer have been duly authorized by all requisite corporate or other required action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all closing documents to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound;

(b)          Buyer represents that at the Closing Date Buyer and/or Buyer's Sponsor will have a combined net worth in excess of Fifty Million Dollars ($50,000,000.00); and

(c)          Buyer represent that there are no brokers involved or that have a right to proceeds in this transaction.

The representations and warranties of Buyer shall survive Closing for a period of six (6) months

13.          Conditions Precedent to Buyer's Obligations. Buyer's obligation to pay the Purchase Price, assume the IDB Documents, and accept leasehold title to the Property shall be conditioned upon the satisfaction of each and every one of the following conditions precedent on and as of the date of Closing (subsections (b) through (p) below are individually and collectively referred to herein as, the "Closing Conditions"):

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(a)          Seller shall deliver to Buyer on or before the Closing the items set forth in Section 10 above;

(b)          Buyer shall have received from Escrow Agent or any other title insurer approved by Buyer in its judgment and discretion, a current ALTA owner's form of title insurance policy, or irrevocable and unconditional binder to issue the same, with extended coverage for the leasehold interest in the Property in the amount of the Purchase Price, dated, or updated to, the date of the Closing, insuring, or committing to insure, at its ordinary premium rates Buyer's good and marketable title in the leasehold estate to the Property and otherwise in such form and with such endorsements as provided in the Title Commitment pursuant to Section 6 hereof and subject only to the Permitted Exceptions (the "Title Policy");

(c)          Buyer shall have received (i) a copy of the valid and permanent final certificate of occupancy (or the equivalent thereof) for the Property which shall not contain any contingencies or require any additional work to be completed, or a temporary certificate of occupancy (or the equivalent thereof) in the event Buyer elects to close prior to the completion of the Punch-List items, and (ii) copies of all other governmental permits/approvals applicable to the Property and Tenant's occupancy;

(d)          Tenant shall be in possession of the premises demised under the Lease, and paying full and unabated rent under the Lease (unless Closing is occurring prior to the Rent Commencement Date), and Tenant shall not have assigned or sublet the Property;

(e)          The representations and warranties of Seller contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the date of Closing as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing;

(f)          Seller shall have made all contributions, payments and/or reimbursements and completed any and all work required by any governmental authority in connection with the construction and development of the Property, including, without limitation, as required by any variance or site plan approval.

(g)          Buyer shall have received an as-built ALTA survey certified to Buyer, Buyer's Lender, if any and Escrow Agent confirming that the Improvements are legal conforming and comply with the approved site plan and any variance issued in connection with the construction and development of the Property and that the Improvements do not encroach upon any easement which has not been insured over by the Title Policy.

(h)          Buyer shall have received copies of all governmental permits/approvals.

(i)          Buyer shall have received a copy of all engineering and physical condition reports for the Property, and a certification that the Property is ADA compliant in accordance with the requirements of applicable law.

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(i)          Buyer shall have received copies of the Property's real estate tax bills for the current tax year, to the extent available.

(k)          Buyer shall have received copies of all service contracts and insurance policies which affect the Property, including a certificate of insurance or evidence of self-insurance permitted under the Lease memorializing and confirming that Tenant is then maintaining policies of insurance of the types and in the amounts required by the Lease, which at the request of Buyer, shall name Buyer and its mortgagee as additional insured parties and/or as loss payees and/or mortgagees, as appropriate, as their respective interests may appear.

(1)         Buyer shall have received copies of all warranties relating to the improvements constructed on the Property, including without limitation any roof warranties.

(m) if requested by Buyer in writing at least thirty (30) days prior to the Closing, an original subordination, non-disturbance and attornment agreement ("SNDA") fully executed and notarized by Tenant, and in the form substantially similar to the form SNDA attached as Exhibit C to the Lease.

(n)          Buyer shall have received an original Tenant Estoppel Certificate from the Tenant in the form substantially similar to the form attached hereto as Exhibit F (with any appropriate modifications if the parties are Closing prior to the Rent Commencement Date), dated no earlier than 30 days prior to the date of Closing or proof of an unsatisfied request for one. In addition, the business terms of the Tenant Estoppel Certificate must be in accordance with and not contradict the Lease attached hereto as Exhibit H.

(o)          Buyer shall have received a copy of the Punch-List.

(p)          An architect's certificate certifying that the Property has been Substantially Completed in accordance with the Work Letter.

In the event that the foregoing conditions precedent have not been satisfied as of Closing, Buyer shall have the rights and remedies set forth in Section 9(b)(i) or (ii) of this Agreement.

14.         Conditions Precedent to Seller's Obligations. Seller's obligation to deliver title to the Property shall be subject to compliance by Buyer with the following conditions precedent on and as of the date of Closing:

(a)          Buyer shall deliver to Seller on or before the Closing the items set forth in Section 10 above which require the Buyer's countersignature, namely, the IDB Assignment;

(b)          Buyer shall deliver to Seller on the Closing Date the remainder of the Purchase Price, subject to adjustment of such amount pursuant to Section 2 hereof;

(c)          Buyer shall assume the Seller's obligations under the IDB Documents, and execute and/or acknowledge and deliver any other documents related to the issuance of or the transfer of the Bonds as may reasonably be required by the County or the Trustee; and

14

(d)          The representations and warranties of Buyer contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the date of Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

15.         Notices. Unless otherwise provided herein, all notices and other communications which may be or are required to be given or made by any party to the other in connection herewith shall be in writing and shall be deemed to have been properly given and received on the date: (i) delivered by facsimile transmission or by electronic mail (e.g. email), (ii) delivered in person, (iii) deposited in the United States mail, registered or certified, return receipt requested, or (iv) deposited with a nationally recognized overnight courier, to the addresses set out in Section 1, or at such other addresses as specified by written notice delivered in accordance herewith. Notwithstanding the foregoing, Seller and Buyer agree that notice may be given on behalf of each party by the counsel for each party and notice by such counsel in accordance with this Section 15 shall constitute notice under this Agreement.

16.         Seller Covenants. Seller agrees that it shall not, without Buyer's prior written consent, enter into a Material Amendment of the Lease or a Non-Permitted Termination. For the purposes of this Agreement, the term "Material Amendment" shall mean any modification or amendment to the Lease which (i) reduces the rental amount or any other amounts payable under the Lease by Tenant, (ii) increases or decreases the term of the Lease, (iii) imposes new financial obligations upon Seller, (iv) grants Tenant a termination option not expressly provided by the Lease as of the date hereof or (v) grants Tenant a purchase option or right of first refusal to acquire all or any portion of the Property. In addition for the purposes of this Agreement, the term "Non-Permitted Termination" means any agreement entered into between Seller and Tenant after the date hereof which permits or allows Tenant to terminate or surrender the Lease in a manner not expressly permitted by the terms of the Lease as of the date hereof. Seller shall promptly inform Buyer in writing of any material event adversely affecting the ownership, use, occupancy or maintenance of the Property, whether insured or not.

In the event Closing shall occur prior to the completion of the Punch-List items, the parties shall deposit into escrow with Escrow Agent pursuant to an escrow agreement reasonably acceptable to Seller and Buyer (the "Escrow Agreement") a portion of the Purchase Price equal to 125% of the total value of such work, as determined by Seller (or by Seller's architect and/or general contractor). The funds shall be escrowed with Escrow Agent and released pursuant to joint written instructions from Seller and Buyer. The provisions of this paragraph of Section 16 shall survive Closing.

17.         Performance on Business Days. A "business day" is a day which is not a Saturday, Sunday or legal holiday recognized by the Federal Government. Furthermore, if any date upon which or by which action is required under this Agreement is not a business day, then the date for such action shall be extended to the first day that is after such date and is a business day.

15

18.         Entire Agreement. This Agreement constitutes the sole and entire agreement among the parties hereto and no modification of this Agreement shall be binding unless in writing and signed by all parties hereto. No prior agreement or understanding pertaining to the subject matter hereof (including, without limitation, any letter of intent executed prior to this Agreement) shall be valid or of any force or effect from and after the date hereof

19.         Severability. If any provision of this Agreement, or the application thereof to any person or circumstance, shall be invalid or unenforceable, at any time or to any extent, then the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law

20.         No Representations or Warranties. Buyer hereby acknowledges, understands and agrees that it has an opportunity to inspect the Property as set forth in Section 6 herein, and except as set forth in this Agreement, the Property shall be conveyed at Closing to Buyer in "as-is" condition with no representation or warranties whatsoever.

21.         Applicable Law. This Agreement shall be construed under the laws of the State or Commonwealth in which the Property is located, without giving effect to any state's conflict of laws principles.

22.         Assignment. Buyer may assign its rights under this Agreement, provided, however, that no such assignment shall relieve Buyer of any of its obligations hereunder until Closing is complete.

. Seller and Buyer each hereby agree to indemnify and hold the other harmless from all loss, cost, damage or expense (including reasonable attorneys' fees at both trial and appellate levels) incurred by the other as a result of any claim arising out of the acts of the indemnifying party (or others on its behalf) for a commission, finder's fee or similar compensation made by any broker, finder or any party who claims to have dealt with such party. The representations, warranties and indemnity obligations contained in this section shall survive the Closing or the earlier termination of this Agreement

24.         Attorneys' Fees. In any action between Buyer and Seller as a result of failure to perform or a default under this Agreement, the prevailing party shall be entitled to recover from the other party, and the other party shall pay to the prevailing party, the prevailing party's attorneys' fees and disbursements and court costs incurred in such action.

25.         Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other party. Signatures on this Agreement which are transmitted by electronically shall be valid for all purposes, however any party shall deliver an original signature on this Agreement to the other party upon request.

16

26.         Anti-Terrorism. Neither Buyer or Seller, nor any of their affiliates, are in violation of any Anti-Terrorism Law (as hereinafter defined) or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. "Anti-Terrorism Laws" shall mean any laws relating to terrorism or money laundering, including: Executive Order No. 13224; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or may hereafter be, renewed, extended, amended or replaced; the applicable laws comprising or implementing the Bank Secrecy Act; and the applicable laws administered by the United States Treasury Department's Office of Foreign Asset Control (as any of the foregoing may from time to time be amended, renewed, extended, or replaced).

[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

17

IN WITNESS HEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

BUYER:		SELLER:

AMERICAN REALTY CAPITAL II, LLC		4400 N. HANLEY, LLC

By:	/s/ William M. Kahane	By:	/s/ Matt M. McCoy
Name:	William M. Kahane	Name:	Matt M. McCoy
Title:	President	Title:	Director
Date:	3/31/11	Date:	3/31/11

THE UNDERSIGNED HEREBY ACKNOWLEDGES AND AGREES TO BE BOUND BY THE TERMS OF THIS AGREEMENT RELATING TO TITLE INSURER AND THE DEPOSIT,

ESCROW AGENT:
CHICAGO TITLE INSURANCE COMPANY

By:	/s/ Edwin J. Ditlow

Name:	Edwin J. Ditlow
Title:	Vice President
Date:	March 4, 2011

18

EXHIBITS

Exhibit A	-	Real Property

Exhibit B	-	Form of Assignment and Assumption of Ground Lease

Exhibit C	-	Form of Assignment and Assumption of Lease

Exhibit D	-	Form of Bill of Sale

Exhibit E	-	Form of Assignment of Contracts, Permits, Licenses and Warranties

Exhibit F	-	Form of Tenant Estoppel

Exhibit G	-	Form of Tenant Notice

Exhibit H	-	Lease

19

EXHIBIT B

LEGAL DESCRIPTION OF PROPERTY

B-1

EXHIBIT B

FORM OF IDB ASSIGNMENT

[TO BE PROVIDED UNDER SEPARATE COVER]

B-2

EXHIBIT C

FORM OF

ASSIGNMENT AND ASSUMPTION OF LEASE AND SECURITY DEPOSIT

_________________________________ ("Assignor"), in consideration of the sum of Ten and No/100 Dollars ($10.00) in hand paid and other good and valuable consideration, the receipt of which is hereby acknowledged, hereby assigns, transfers, sets over and conveys to _________________________________ ("Assignee"), all of Assignor's right, title and interest in and to that certain Lease dated _________________________________, between Assignor and _________________________________ (as amended from time to time, the "Lease"), including any and all security deposits under the Lease.

Subject to the limitations set forth below, Assignor does hereby agree to defend, indemnify and hold harmless Assignee from any liability, damages (excluding speculative damages, consequential damages and lost profits), causes of action, expenses and reasonable attorneys' fees incurred by Assignee by reason of the failure of Assignor to have fulfilled, performed and discharged all of the various commitments, obligations and liabilities of the lessor, or landlord under and by virtue of the Lease prior to the date of this Assignment. Subject to the limitations set forth below, Assignee does hereby agree to defend, indemnify and hold harmless Assignor from any liability, damages (excluding speculative damages, consequential damages and lost profits), causes of action, expenses and reasonable attorneys' fees incurred by Assignor by reason of the failure of Assignee to have fulfilled, performed and discharged all of the various commitments, obligations and liabilities of the Landlord under and by virtue of the Lease on and after the date of this Assignment.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment this day of       , 2011, which Assignment is effective this date. This Assignment may be executed in counterparts, which when taken together shall be deemed one agreement.

ASSIGNOR:

By:
Name:
Title:

ASSIGNEE:

C-1

By:
Name:
Title:

C-2

FORM OF BILL OF SALE

For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, ________________________, a ______________________, having an address at _________________________________ ("Seller"), hereby bargains, sells, conveys and transfers to _____________________________ ("Buyer"), a __________________________, all of Seller's right, title and interest in and to those certain items of personal and intangible property (including any warranty made by third parties in connection with the same and the right to sue on any claim for relief under such warranties) (the "Personal Property") located at or held in connection with that certain real property located in the State of __________________________ , as more particularly described on Schedule A attached hereto and made a part hereof.

Seller has not made and does not make any express or implied warranty or representation of any kind whatsoever with respect to the Personal Property, including, without limitation, with respect to title, merchantability of the Personal Property or its fitness for any particular purpose, the design or condition of the Personal Property; the quality or capacity of the Personal Property; workmanship or compliance of the Personal Property with the requirements of any law, rule, specification or contract pertaining thereto; patent infringement or latent defects. Buyer accepts the Personal Property on an "as is, where is" basis.

IN WITNESS WHEREOF, Seller has caused this instrument to be executed and delivered as of this ________ day of _______ , 2011.

SELLER:

By:

Name:

Title:

C-3

SCHEDULE A

TO BILL OF SALE

(Add legal description of Leased Premises]

C-4

FORM OF ASSIGNMENT OF CONTRACTS,

PERMITS, LICENSES AND WARRANTIES

THIS ASSIGNMENT, made as of the _____ day of _______, 2006, by _________________, a _______________________ ("Assignor"), to a ________________________________________ ("Assignee").

WITNESSETH:

WHEREAS, by Agreement of Purchase and Sale (the "Purchase Agreement") dated as of _________, 2011, between Assignor and Assignee, Assignee has agreed to purchase from Assignor as of the date hereof, and Assignor has agreed to sell to Assignee, that certain property located at _____________________________ (the "Property"); and

WHEREAS, Assignor desires to assign to Assignee as of the date hereof all of Assignor's right, title and interest in contracts, permits, trademarks, licenses and warranties held by Assignor in connection with the Property, including without limitation any and all guaranties of leases relating to the Property (collectively, the "Contracts").

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Assignor hereby assigns, sets over and transfers unto Assignee to have and to hold from and after the date hereof all of the right, title and interest of Assignor in, to and under the Contracts. Assignor agrees without additional consideration to execute and deliver to Assignee any and all additional forms of assignment and other instruments and documents that may be reasonably necessary or desirable to transfer or evidence the transfer to Assignee of any of Assignor's right, title and interest to any of the Contracts.

This Assignment shall be governed by the laws of the State of _______________, applicable to agreements made and to be performed entirely within said State.

IN WITNESS WHEREOF, Assignor has duly executed this Assignment as of the date first above written.

ASSIGNOR:

a

By:
Name:
Title:

C-5

EXHIBIT F

FORM OF TENANT ESTOPPEL

The undersigned hereby certifies to American Realty Capital II, LLC ("Purchaser"), ________________ ("Lender") and their respective successors and assigns as follows:

1.          The undersigned is the tenant under that certain [Lease Agreement] dated as of _____________, _____, [as amended by [insert any modifications to Lease] ([collectively,] the "Lease") by and between ________________________ ("Landlord") and _________________________ ("Tenant"), pursuant to which Tenant leases that real property located at ____________________________________ (the "Premises").

2.          Except as set forth above, the Lease has not been modified, changed, altered, supplemented or amended in any respect, nor have any provisions thereof been waived, and a true, correct and complete copy of the Lease, together with any amendments, modifications and supplements thereto, is attached hereto..

3.          The Lease is valid and in full force and effect on the date hereof. The Lease represents the entire agreement between Landlord and Tenant with respect to the Premises and the land on which the Premises are situated.

4.          Tenant is not entitled to, and has made no agreement with Landlord or its agents or employees concerning, free rent, partial rent, rebate of rent payments, credit or offset or reduction in rent, or any other type of rental concession including, without limitation, lease support payments, lease buy-outs, or assumption of any leasing or occupancy agreements of Tenant.

5.          The initial term of the Lease began on ________ , ___and expires on _________, 20__. The Rent Commencement Date was ______, ____. Tenant has accepted possession of the Premises and is open for business. Tenant has not sublet all or a portion of the Premises to any sublessee and has not assigned, transferred or encumbered any of its rights or interests under the Lease.

6.          Except as expressly contained in the Lease, Tenant has no outstanding options or rights to renew or extend the term of the Lease. Tenant has no outstanding expansion options, other options, rights of first refusal or rights of first offer to purchase the Premises or any part thereof and/or the land on which the Premises are situated, or rights of first offer to lease with respect to all or any part of the Premises.

7.          The [Base Annual Rent] payable under the Lease is $______($______ monthly). Such [Base Annual Rent] payable under the Lease shall be adjusted during the initial term of the Lease as follows: (a) from ___________, 20_ to and including ____________ 20__, the Base Annual Rent shall be $ _______ ($ _______ monthly), (b) from ______ 20 ___ to and including _________________________, 20____ the Base Annual Rent shall be $______ ($_______________________ monthly); [and from ___________ , 20_ to and including ____, 20____ the fixed annual minimum rent shall be $ _____ ($ ______monthly)]. Such rent has been paid through and including the month of _________, 200__ . Additional rent under the Lease has been paid through and including the month of _______, 200_. No such rent (excluding security deposits) has been paid more than one (1) month in advance of its due date.

F-1

8.          Tenant's security deposit, if any, is $ ________ (if none, please state "none").

9.          No event has occurred and no condition exists that constitutes, or that with the giving of notice or the lapse of time or both, would constitute, a default by Tenant or, to the best knowledge of Tenant, Landlord under the Lease. Tenant has no existing defenses or offsets against the enforcement of the Lease by Landlord.

10.        (a) All required contributions by Landlord to Tenant on account of Tenant's improvements have been received by Tenant and all of Tenant's tenant improvements have been completed in accordance with the terms of the Lease.

(b)          Landlord has satisfied all its obligations to Tenant arising out of or incurred in connection with the construction of the tenant improvements on the Premises and no off-set exists with respect to any rents or other sums payable or to become payable by the Tenant under the Lease.

11.        The undersigned is duly authorized to execute this Certificate on behalf of Tenant.

Dated: ___________, 2011

TENANT:

a

By:
Name:
Title:

F-2

EXHIBIT G

FORM OF NOTICE TO TENANT

TO:        [Tenant]

Re:         Notice of Change of Ownership of _____ __________________

Ladies and Gentlemen:

YOU ARE HEREBY NOTIFIED AS FOLLOWS:

That as of the date hereof, the undersigned has transferred, sold, assigned, and conveyed all of its right, title and interest in and to the above-described property, (the "Property") to [INSERT NAME OF BUYER] (the "New Owner") and assigned to New Owner, all of the undersigned's right, title and interest under that certain Lease, dated _________, between ________ as tenant and _________ as landlord (the "Lease"), together with any security deposits or letters of credit held thereunder.

Accordingly, New Owner is the landlord under the Lease and future notices and correspondence with respect to your leased premises at the Property should be made to the New Owner at the following address:

You will receive a separate notification from New Owner regarding the new address for the payment of rent. In addition, to the extent required by the Lease, please amend all insurance policies you are required to maintain pursuant to the Lease to name New Owner as an additional insured thereunder and promptly provide New Owner with evidence thereof.

Very truly yours,
[PRIOR LANDLORD)

By:
Name:
Title:

G-1

EXHIBIT H

(COPY OF LEASE)

H-1